Exhibit 99.1

Clovis Oncology Announces 2014 Operating Results

  Rociletinib (CO-1686) NDA and MAA submissions for EGFR-mutant lung cancer planned mid-2015
  Rucaparib development program accelerated; filing now planned for treatment of platinum-sensitive ovarian cancer in 2016

BOULDER, Colo.--(BUSINESS WIRE)--February 25, 2015--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its quarter and year ended December 31, 2014, and provided an update on the Company’s clinical development programs for 2015.

“We believe that 2015 will be a transformative year for us, as we prepare to submit our NDA and MAA for rociletinib in advanced EGFR-mutant lung cancer to the U.S. and E.U. regulatory authorities mid-year, and accelerate our pivotal program for rucaparib to enable 2016 submissions for advanced ovarian cancer for BRCA-mutant and for BRCAness patient populations,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “All of this activity builds on what was a very exciting 2014.”

2014 Financial Results and 2015 Financial Outlook

Clovis reported a net loss for the fourth quarter of 2014 of $54.9 million ($1.62 per share), and $160.0 million ($4.72 per share) for the year ended December 31, 2014. This compares to a net loss of $29.2 million ($0.92 per share) for the fourth quarter and $84.5 million ($2.95 per share) for the year ended December 31, 2013.

Research and development expenses totaled $50.1 million for the fourth quarter of 2014 and $137.7 million for the full year 2014, compared to $22.5 million for the fourth quarter and $66.5 million for the full year 2013. The increase in expenses for both periods is due to the significantly expanded clinical development activities for rociletinib and rucaparib, increased manufacturing of clinical drug supplies for the rociletinib and rucaparib programs, and increased personnel-related expenses associated with the hiring of additional staff to support the Company’s expanded development activities.

General and administrative expenses totaled $5.6 million for the fourth quarter of 2014 and $21.5 million for the full year 2014, compared to $5.5 million for the fourth quarter and $16.6 million for the full year 2013. The modest increase year over year is primarily due to higher share-based compensation expense for employees engaged in general and administrative activities.

In the first quarter of 2014, the Company recorded milestone revenue of $13.6 million received pursuant to our collaboration and license agreement for lucitanib and also recognized charges for acquired in-process research and development expense totaling $8.4 million associated with milestone payments incurred for rociletinib and lucitanib. An additional charge for acquired in-process research and development expense of $0.4 million was recorded in the second quarter of 2014 related to the achievement of a Phase 2 milestone for rucaparib.

Operating expenses for the fourth quarter of 2014 totaled $53.9 million, and $172.1 million for the full year 2014, inclusive of the acquired in-process research and development expense described above. Total operating expenses include non-cash charges totaling $4.1 million for the fourth quarter and $25.6 million for the full year 2014 for share-based compensation expense, amortization of an intangible asset, and the accretion of contingent purchase consideration associated with the 2013 acquisition of Ethical Oncology Science, S.p.A.

Net cash burn for the fourth quarter of 2014 totaled $34.2 million, and $120.0 million for the full year 2014. As of December 31, Clovis had $482.7 million in cash and cash equivalents and 34.0 million outstanding shares of common stock.

2015 Key Milestones and Objectives

Highlights of planned objectives for each product follows:

Rociletinib

Rociletinib is an oral, potent, mutant-selective inhibitor of epidermal growth factor receptor (EGFR) under investigation for the treatment of EGFR-mutated non-small cell lung cancer (NSCLC). Rociletinib targets the activating mutations of EGFR (L858R and Del19), while also inhibiting the primary resistance mutation, T790M, which develops in approximately 60 percent of patients treated with first- and second-generation EGFR inhibitors.

Data presented in late 2014 demonstrated an objective response rate (ORR) of 67 percent in 27 evaluable T790M-positive patients receiving either 625mg or 500mg BID (the clinical dose group). The ORR was comparable in the 625mg BID and 500mg BID dose groups. The disease control rate was 89 percent and was also consistent across doses. The immature median PFS was 10.4 months, with follow-up for some patients exceeding one year. Data presented to date demonstrate that rociletinib is well-tolerated, with no evidence of systemic wild-type EGFR inhibition. The only common grade 3/4 toxicity reported was hyperglycemia (14 percent), which was readily managed with an oral hypoglycemic agent.

In addition, data for 19 T790M-negative patients receiving either 625mg or 500mg BID were presented in January 2015. An ORR of 42 percent was observed in these patients. The immature median PFS was 7.5 months. Based on this observed activity, the Company is now actively exploring rociletinib as treatment for T790M-negative patients, where a significant unmet medical need exists.

Initial data from two single-arm studies (TIGER-X and TIGER-2) are expected to serve as the basis of U.S. and E.U. regulatory submissions for rociletinib in mid-2015. The Company continues to enroll patients in the two Phase 2 expansion cohorts of TIGER-X in EGFR mutant patients with the T790M mutation.

In addition to TIGER-X, three global registration studies are currently planned or underway as part of the TIGER program:

  TIGER-1, a randomized Phase 2/3 study of rociletinib vs. erlotinib in EGFR mutant patients who have not had TKI therapy, but who may have received one type of chemotherapy;
  TIGER-2, a single-arm study in second-line patients immediately after progression on their first and only TKI therapy, which includes both T790M-positive and T790M-negative cohorts; and
  TIGER-3, a randomized study of rociletinib vs. chemotherapy in later-line patients progressing on second or later TKI or subsequent chemotherapy, which includes both T790M-positive and T790M-negative cohorts.

A Phase 1 study of rociletinib is also underway in Japan and the Company intends to initiate combination studies with several targeted therapeutics and checkpoint inhibitors during 2015; initially, these include planned combinations with PDL1, PD1, MEK and Aurora kinase inhibitors.

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of platinum-sensitive ovarian cancer, specifically in patients with tumors with BRCA mutations and other DNA repair deficiencies beyond BRCA, commonly referred to as “BRCAness”. Rucaparib is also being explored in patients with BRCA-mutant pancreatic cancer.

Data from ongoing studies of rucaparib presented at medical conferences during 2014 demonstrated meaningful clinical activity and safety in two pre-specified subgroups of ovarian cancer patients; those with tumors with BRCA mutations, as well as those with BRCAness. The most robust clinical activity was observed in patients with tumor BRCA mutations; 70 percent (38/54) of BRCA-mutant patients achieved a RECIST and/or CA-125 response. Responses were observed in tumors with either germline or somatic BRCA mutations. In addition, preliminary data from the ongoing ARIEL2 trial demonstrated that in patients with normal BRCA genes, rucaparib activity was different between those with the prospectively-defined BRCAness signature versus biomarker negative patients. Forty percent (10/25) of patients with normal BRCA and the BRCAness signature achieved a RECIST and/or CA-125 response. In biomarker negative patients, very limited activity was observed: 8 percent (1/13) achieved a RECIST and/or CA-125 response. These data also demonstrated that rucaparib is well-tolerated; the only common grade 3/4 toxicity was anemia/low hemoglobin (14 percent).

Enrollment continues for both ARIEL2 and ARIEL3 registration studies as well as the RUCAPANC study. The global ARIEL2 study is a single-arm, open-label, Phase 2 study designed to prospectively test molecular features that predict sensitivity to rucaparib, using DNA sequencing to evaluate each patient’s tumor. In this study, rucaparib efficacy is assessed and correlated with the molecular characteristics of each patient’s tumor. The study initiated in Q4 2013 and has enrolled quickly. ARIEL2 was recently expanded into a registration study, in women with recurrent disease after at least three prior lines of chemotherapy, and data from this study are planned to serve as the basis of an NDA filing for the treatment of ovarian cancer in 2016.

The pivotal ARIEL3 study is a randomized, double-blind, Phase 3 study comparing the effects of rucaparib versus placebo. The study will evaluate whether maintenance rucaparib in platinum-sensitive, high-grade ovarian cancer patients can extend the period of time for which a response to a prior chemotherapy is maintained. Efficacy will be assessed in a pre-specified step-down manner, first in tissue BRCA-mutant patients; then in a larger group of patients with the BRCAness signature, with or without BRCA mutations, and finally in all randomized patients. The Company anticipates completing enrollment in the study in the next 12 months.

In addition to the ARIEL program in ovarian cancer, the Company is exploring rucaparib in other solid tumor types with significant BRCA and BRCAness populations including breast, gastroesophageal and pancreatic.

Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 through 3 (FGFR1-3), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with its development partner Les Laboratoires Servier (Servier) on the global clinical development of lucitanib outside of China, initially targeting solid tumors with FGFR pathway activation, including breast and lung cancers.

A broad Phase 2 program is underway to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced lung cancer with FGFR1 amplification, both of which are currently enrolling patients. In parallel with these Clovis-sponsored studies, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy. The Company anticipates initial data from its breast cancer study by year-end 2015.

Conference Call Details

Clovis will hold a conference call to discuss fourth quarter/year end 2014 results this afternoon, February 25, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 800-706-7749, International participants 617-614-3474, passcode: 96370277.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues
License and milestone revenue	$-	$-	$13,625	$-

Expenses:
Research and development	50,149	22,544	137,705	66,545
General and administrative	5,605	5,545	21,457	16,567
Acquired in-process research and development	-	-	8,806	250
Amortization of intangible asset	-	-	3,409	-
Accretion of contingent purchase consideration	(1,864)	405	707	405
Total expenses	53,890	28,494	172,084	83,767

Operating loss	(53,890)	(28,494)	(158,459)	(83,767)

Other income (expense):
Interest expense	(2,093)	-	(2,604)	-
Foreign currency gains (losses)	1,001	(606)	3,580	(535)
Other expense	(106)	(51)	(240)	(178)
Other income (expense), net	(1,198)	(657)	736	(713)

Loss before income taxes	(55,088)	(29,151)	(157,723)	(84,480)
Income tax (expense) benefit	181	(52)	(2,308)	(52)
Net loss	$(54,907)	$(29,203)	$(160,031)	$(84,532)

Basic and diluted net loss per common share	$(1.62)	$(0.92)	$(4.72)	$(2.95)

Basic and diluted weighted average common shares outstanding	33,941	31,811	33,889	28,672

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31,
	2014	2013

Cash and cash equivalents	$482,677	$323,228
Working capital	443,400	307,644
Total assets	786,206	649,635
Convertible senior notes	287,500	-
Common stock and additional paid-in capital	785,123	762,204
Total stockholders' equity	331,630	497,886

CONTACT:
Clovis Oncology, Inc
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com